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EXHIBIT 10.1




September 23, 2002

Mr. Andrew S. Wyant
Chief Executive Officer
Natural Golf Corporation
1200 East Business Center Drive
Suite 400
Mt. Prospect, IL 60056

Dear Mr. Wyant:

This letter agreement (the "Letter Agreement") confirms our understanding that Natural Golf Corporation ("Natural Golf" or the "Company") has engaged Keating Investments, LLC ("Keating") to provide certain financial advisory and investment banking services.

1. ENGAGEMENT. Keating will perform such of the following financial advisory services on the Company's behalf as the Company may reasonably request:

     a. Keating shall act as the Company's exclusive Placement Agent and Financial Advisor in connection with a reverse acquisition (the "Reverse Acquisition") of a blank check company ("Blank Check Company") to be introduced by Keating.


     b. Keating shall act as Placement Agent in connection with the proposed bridge loan (the "Bridge") of between $750,000-$1,250,000. The terms of the Bridge are as follows:


          i. One-year secured notes (the "Bridge Notes") in a form acceptable to Natural Golf. Natural Golf shall provide collateral in the form of inventory for the Bridge Notes. The Company agrees to file a Form UCC-1 pledging the Company's inventory as security in the event of a default. Keating acknowledges that Natural Golf will also be pledging its inventory for security of a loan of up to $600,000 from individuals or entities ("Other Lenders") other than Keating investors. Keating investors and the Other Lenders will both have a first security interest in the inventory, which will be subject to a credit and security agreement to both Keating investors and the Other Lenders.



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          ii. Ten percent (10%) interest per year, payable at maturity.


          iii. 20,000 5-year warrants ("Warrants") with an exercise price h of $5.00 per $100,000 principal amount of the Bridge Notes. The Warrants shall have a cashless exercise feature provided a public market exists, and standard provisions concerning anti-dilution, and registration rights as approved by Natural Golf.

          iv. Within nine (9) months of the Bridge investment, the Company may extinguish the Bridge Notes including the Warrants described in subparagraph (iii) above by paying the Bridge investors 133.33% of the Bridge Notes principal plus accrued interest up to the repayment date. Upon termination of the Bridge, the Bridge Notes will be cancelled and the parties' obligations under this Agreement shall end unless mutually agreed otherwise in writing.


     c. UponKeating's placement of (y) at least $250,000 of the Bridge by October 15, 2002; AND (z) at least $750,000 of the Bridge by December 31, 2002; and Natural Golf's acceptance of said funds under both subparagraphs (y) and (z);, Natural Golf agrees to enter into good faith negotiations with Keating and the Blank Check Company regarding acquisition by a Blank Check Company to be introduced by Keating via a Reverse Acquisition transaction subject to Natural Golf's right to conduct due diligence with respect to the Blank Check Company's operation, business, history, properties and financial condition. The Company agrees to file a post-effective amendment to the Blank Check Company registration statement with the SEC within sixty days following the placement of at least $750,000 of the Bridge by December 31, 2002.

     d. Keating shall act as exclusive Placement Agent in connection with the proposed issuance, offering and sale by the Company (the "Follow-On Offering") of up to $15 million of the Company's Common Stock. It is anticipated that the valuation of the Follow-On Offering shall be approximately 1x 2003 projected sales. The Company shall have final approval with respect to the price of the Common Stock to be issued in the Offering.

     e.   Keating will familiarize itself to the extent it deems appropriate and
          feasible  with  the  business,   historic,   current  and  prospective
          operations, properties and financial condition of the Company, it being understood that


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     Keating shall,  in the course of such  familiarization,  rely entirely upon publicly available information and such other information as may be supplied by the Company without assuming any responsibility for independent investigation or verification thereof.

     f. Keating will advise and assist the Company in identifying and/or evaluating various financial alternatives that may be available to the Company, including without limitation, a public or private sale of equity or debt securities of the Company, or such other form of financial transaction that Keating believes may be of possible interest to the Company.

     g.   Keating    will   render   such   other    financial    advisory   and
          investment-banking services as may from time to time be agreed upon by Keating and the Company in writing.

     h. The obligation of Natural Golf to proceed hereunder shall be subject to approval of the Company's shareholders of additional authorized stock as required to effectuate this transaction.

2.   INFORMATION PROVIDED BY THE COMPANY.

     a. The Company shall make available to Keating all information concerning the business, operations, properties, prospects and financial condition of the Company, as applicable, that Keating requests in connection with the rendering of services hereunder, and shall provide Keating with reasonable access to the Company's officers, directors, employees, independent accountants and other advisors and agents as Keating shall deem appropriate.

     b. The Company recognizes and confirms that Keating will use and rely upon the information provided by or on behalf of the Company and its advisors and agents and upon publicly available information in performing the services contemplated hereby. It is understood that in performing under this engagement, Keating may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent investigation or verification of, such publicly available information and the information so furnished.

3.   FEES.

     a. Upon signing a definitive acquisition agreement, the Company shall pay to Keating a non-refundable investment banking fee retainer of $25,000 in cash. An additional investment banking fee of $75,000 shall be deemed earned upon the closing of the Follow-On Offering and shall be paid to Keating from the proceeds of the Follow-On Offering at the time of the closing.

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     b.   Upon the closing of the Acquisition,  the Company shall promptly issue a combined total of three percent (3%) of the fully diluted shares of Natural Golf Common Stock then outstanding to Keating and the Blank
          Check Company's stockholders. The Company agrees to register for resale the shares issued to Keating on the first registration statement that the Company files with the SEC subsequent to the closing of the Reverse Acquisition, subject to Natural Golf's existing registration rights agreements.

     c. Upon the closing of the Follow-On Offering, Keating shall be paid up to an additional 3% of the fully diluted Natural Golf shares then outstanding based on the following formula: Payment = N/$5,000,000, where N is equal to the $ amount of Common Stock placed by Keating.
          Example: $10 million placed = an additional 2% of Natural Golf Common Stock.

     d. The Company shall pay promptly to Keating for its services hereunder a cash placement fee equal to 10% of the securities placed by Keating upon the closing of any offering of the Companies securities. The Company shall also promptly pay to Keating, in connection with the provision of services hereunder, a non-accountable expense allowance equal to 3% of the total amount of the securities placed by Keating upon the closing of any offering. In addition, the Company shall issue five-year Warrants entitling Keating to purchase up to 10% of the securities placed by Keating at an exercise price of 100% of the per share price of the placement. The placement and Warrant fees shall be reduced by any amount paid to a third party as a commission, selling concession or finder's fee, but in any case shall not fall below a 3% placement fee and 3% Warrant fee. The Company shall provide Keating with piggyback registration rights on terms acceptable to Natural Golf and subject to Natural Golf's existing registration rights agreements.


     e. With respect to the Bridge only, Keating's fees shall not be deemed to include or be based upon any funds raised by any individual or entity other than Keating or introduced by Keating. In no event shall any fee be due to Keating on any funds raised by the Company's directors and officers in connection with the Bridge.


     f. In the event no funds are raised or accepted by Natural Golf by December 31, 2002, pursuant to the Bridge and Keating has performed its services hereunder in a commercially reasonable manner, then Keating shall receive 20,000 five-year Warrants at $5.00 per share as Keating's sole compensation hereunder upon cancellation of this Letter Agreement.

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     g.   Payment for further services  provided  hereunder shall be as mutually agreed between the Company and Keating.

     h. NASD Rule 2460 specifically prohibits broker-dealers such as Keating from accepting any payment or other consideration, directly or indirectly, from an issuer of a security, or any affiliate or promoter thereof, for publishing a quotation, acting as market maker in a security, or submitting an application in connection therewith. Keating maintains full compliance with this rule at all times, and the services to be provided hereunder are "bona fide services" as permitted by Rule 2460. Compensation paid to Keating in connection with the financial advisory services provided for in this Letter Agreement is not intended to be, and should not be construed to be, for the provision of any market-making services.

     i. Indemnity. The Company agrees to the provisions of Exhibit A hereto which provide for certain indemnification by the Company of Keating and certain related persons. Such indemnification is an integral part of this Letter Agreement and the terms thereof are incorporated by reference herein. Such indemnification shall survive any termination, expiration or completion of Keating's engagement hereunder.


4. BREAK-UP FEE. Upon placement of at least $250,000 of the Bridge by October 15, 2002 and at least $750,000 of the Bridge by December 31, 2002, the Company agrees to enter into a Reverse Acquisition with a Blank Check Company to be introduced by Keating. In the event that the Company either
     (a) enters into a Transaction (defined below) other than a Reverse Acquisition arranged by Keating; or (b) does not enter into a Transaction or Reverse Acquisition, then Keating shall be entitled to a break-up fee as set forth below:

     a. If the Company enters into a Transaction other than a Reverse Acquisition arranged by Keating, the Company agrees to pay Keating a fee in cash equal to three percent (3%) of the value of the Transaction occurring within six (6) months of the date of termination of this Agreement. A Transaction shall be defined as any initial public offering, merger, sale of all or substantially all assets in one transaction, or sale of all or substantially all stock in one transaction, strategic partnership/alliance, or joint venture.

     b. If the Company does not enter into a Transaction or a Reverse Acquisition, the Company agrees to pay Keating a break-up fee of $1,000,000. At least $250,000 of the break-up fee must be paid in cash at the maturity of the Bridge Notes. At the sole discretion of the Company, the remaining $750,000 of the break-up fee may be paid in any


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          combination  of the Company's  Common Stock (in kind) and cash. If the
          Company elects to pay in kind, for each $250,000 of the break-up fee due to Keating, the Company agrees to issue to Keating the number of shares of the Company's Common Stock equal to one percent (1%) of the fully diluted shares then outstanding. For example, if the Company had four million fully diluted shares outstanding and wanted to pay the break-up fee half in cash and the other half in kind, Keating would be owed $500,000 in cash and 80,000 shares of the Company's Common Stock ([$500,000/$250,000=2] x 1% x 4,000,000 shares) in kind.


5. TERM. The initial term of this Agreement will be through December 31, 2002. Upon placement of at least $250,000 of the Bridge by October 15, 2002 and at least $750,000 of the Bridge by December 31, 2002, Keating's appointment as Financial Advisor shall be extended through December 31, 2003. This Letter Agreement and Keating's engagement hereunder may be terminated by either the Company or Keating upon thirty days' prior written notice thereof to the other party; or by the Company's extinguishment of the Bridge within the time period set forth in paragraph 1(b)(iv); provided, however, that termination of this Letter Agreement shall not affect the Company's continuing obligation to indemnify Keating and certain related persons as provided in EXHIBIT A and its continuing obligations under
     Section 8 hereof.


6.   MATTERS RELATING TO ENGAGEMENT.

     a. The Company acknowledges that Keating has been retained solely to provide the services set forth in this Letter Agreement. In rendering such services, Keating shall act as an independent contractor, and any duties of Keating arising out of its engagement hereunder shall be owed solely to the Company. The advice (oral or written) rendered by Keating pursuant to this Letter Agreement is intended solely for the benefit and use of the Board of Directors of the Company in considering the matters to which this Letter Agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Keating be made by the Company, without the prior written consent of Keating.

     b. The Company acknowledges that Keating works in a variety of capacities for various entities and that such entities may be direct or indirect



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          competitors  of the  Company.  The  Company's  engagement  of  Keating pursuant to this Letter Agreement shall in no way preclude Keating from working in any capacity for other parties, or on behalf of itself, or its affiliates, including in matters in which the Company is or may become involved. The Company also acknowledges that Keating and its affiliates have no obligation to use in connection with the transactions contemplated by this Letter Agreement, or to furnish to the Company, confidential information obtained from other companies.

     c.   Keating   and   Natural   Golf   agree  to  enter   into   appropriate
          confidentiality agreements as requested by either party hereunder.


7.   GOVERNING LAW AND SUBMISSION TO JURISDICTION.

     a. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

     b. Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of Chicago shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this Letter Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

8.   MISCELLANEOUS.

     a. If any term, provision, covenant or restriction contained in this Letter Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     b. This Letter Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Letter Agreement may not be amended or modified except by a writing executed by each of the parties. The provisions of this Letter Agreement, including, without limitation, the obligations set forth in Sections 3 and 4 above and EXHIBIT A hereto, shall be binding on the Company and its successors and assigns.


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     c.   Section headings herein are for convenience only and are not a part of this Letter Agreement. This Letter Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

If the foregoing correctly sets forth the understanding and agreement between Keating and the Company, please so indicate by signing the enclosed copy of this letter whereupon it shall become a binding agreement between the parties hereto as of the date first written above.

                                         Very truly yours,

                                         KEATING INVESTMENTS, LLC

                                         By: /S/ Timothy J. Keating
                                            -----------------------------------
                                                  Timothy J. Keating
                                                  President



         Accepted and agreed to as of
         the day first written above;


         NATURAL GOLF CORPORATION


         By: /S/ Andrew S. Wyant
            -------------------------------
                  Andrew S. Wyant
                  Chief Executive Officer



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                                    EXHIBIT A

                  Natural Golf Corporation (the "Company") shall indemnify and hold harmless Keating Investments, LLC ("Keating") and its affiliates, counsel and other professional advisors, and the respective directors, officers, controlling persons, agents and employees of each of the foregoing (Keating, and all of such other persons collectively, the "Indemnified Parties"), from and against any losses, claims or proceedings including stockholder actions, damages, judgments, assessments, investigation costs, settlement costs, fines, penalties, arbitration awards, other liabilities, costs, fees and expenses (collectively, "Losses") (but excluding from the definition of any "Losses", any claims relating to lost profits, consequential, incidental or punitive damages)
(i) related to or arising out of (A) oral or written information provided by the Company, the Company's employees or other agents, which either the Company or Keating provides to any persons, or (B) other action or failure to act by the Company, the Company's employees or other agents or Keating at the Company's request or with the Company's consent, or (ii) otherwise related to the Company's breach of its obligations under this Letter Agreement or any transaction or conduct in connection therewith, except for losses due to the Indemnified Party's negligence, gross negligence, willful misconduct, or bad faith.

                  The Company shall further reimburse any Indemnified Party promptly for, any legal or other fees or expenses as they are incurred (i) in investigating, preparing or pursuing any action or other proceeding (whether formal or informal) or threat thereof, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Party is a party (an "Action") and (ii) in connection with enforcing such Indemnified Party's rights under this Letter Agreement (including, without limitation, its rights under this EXHIBIT A); except for Losses due to any Indemnified Party's negligence, gross negligence, willful misconduct, or bad faith.

                  The Company shall, if requested by Keating, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Keating and will not settle, compromise, consent or otherwise resolve or seek to terminate any pending or threatened Action (whether or not any Indemnified Party is a party thereto) unless it obtains the prior written consent of Keating or an express, unconditional release of each Indemnified Party from all liability relating to such Action and the engagement of Keating under this Letter Agreement. Any Indemnified Party shall be entitled to retain separate counsel of its choice and participate in the defense of any Action in connection with any of the matters to which this EXHIBIT A relates, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the Company has failed promptly to assume the defense and employ counsel.


                  The rights of the Indemnified Parties hereunder shall be in addition to any other rights that any Indemnified Party may have at common law, by statute or otherwise. Except as otherwise expressly provided for in this EXHIBIT A, if any term, provision, covenant or restriction contained in this EXHIBIT A is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of


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the terms,  provisions,  covenants  and  restrictions  contained  in this Letter
Agreement  all remain in full force and effect and shall in no way be  affected,
impaired  or  invalidated.   The   reimbursement,   indemnity  and  contribution
obligations of the Company set forth herein shall apply to any modification of this Letter Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Letter Agreement.

Notwithstanding anything to the contrary contained herein, in no event shall the Company's indemnification obligation exceed the net proceeds received by the Company as a result of the services provided by Keating plus Keating's reasonable attorneys fees.










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